Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 21, 2002 relating to the financial statements and financial statement schedule of Eclipsys Corporation, which appears in Eclipsys Corporation’s Annual Report on Form 10-K for the year ended December 31, 2001.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia
July 8, 2002